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                                                                     EXHIBIT 99

Contact:Kenneth H. Smith
        President and Chief Executive Officer
        (770) 565-4311

FOR IMMEDIATE RELEASE

                    U.S. TECHNOLOGIES INC. DECLARES DIVIDEND
                  DISTRIBUTION OF COMMON STOCK PURCHASE RIGHTS

         Atlanta, Georgia (November 3, 1997) - On October 31, 1997, the Board of Directors of U.S. TECHNOLOGIES INC. (USXX) declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of the Company's common stock.

         Kenneth H. Smith, President and Chief Executive Officer of U.S. TECHNOLOGIES INC. stated: "The Board of Directors determined that the Common Stock Purchase Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are particularly concerned that the future benefits of the current development program could be denied to shareholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

         The Common Stock Purchase Rights Plan provides for a dividend distribution of one Common Share Purchase Right for each outstanding share of U.S. Technologies Inc. common stock. The dividend distribution will be made to shareholders of record on November 14, 1997. Each shareholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

         The Rights will be exercisable only if a person or group acquires 15% or more of U.S. Technologies Inc.'s common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one-hundredth (1/100) of a share of common stock at an exercise price of $20.00 per share, and will expire on October 31, 2007.

         Following the acquisition of 15% or more of the Company's common stock by a person or group, the holders of the Rights will be entitled to purchase additional shares of Company common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares. In neither event, however, would the acquiring person be entitled to purchase U.S. Technologies Inc. stock or its own shares at the reduced price.

         The Company will be able to redeem the Rights for $0.0001 per Right at any time prior to ten days after a person or group acquires 15% or more of the Company's shares.

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         A letter outlining the Common Stock Purchase Rights Plan in more detail is being sent to the Company's shareholders.

         Based in Atlanta, Georgia, U.S. TECHNOLOGIES INC. is a holding company that provides management and financial services to its two wholly-owned subsidiaries: LTI and NEWDAT. LTI is an "outsourcing" company that solicits labor-intensive work from other U.S. Technologies companies, as well as large corporations outside the U.S. Technologies family of companies. NEWDAT owns several different, and varied, technologies. The actual manufacture and assembly of the products developed from these technologies is outsourced to LTI.

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